INVESTMENT ADVISORY AGREEMENT

                  AGREEMENT dated June 28, 2000 between Cullen Funds Trust, a Delaware business trust (the "Trust"), and Cullen Capital Management LLC, a Delaware limited liability company (the "Adviser").

                                    RECITALS

                  WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and authorized to issue shares of beneficial interest in the Trust (the "Shares");

                  WHEREAS, the Cullen Value Fund (the "Fund") is a series, as described in Section 18(f)(2) of the 1940 Act, of the Trust.

                  WHEREAS, the Trust desires to retain the Adviser to render the services described herein for the Fund and the Adviser is willing to so render such services.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

                  1. APPOINTMENT OF ADVISER. The Trust hereby appoints the Adviser to act as investment adviser to the Fund, for the periods and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

                  2. DUTIES OF ADVISER.

                  (a) Subject to the general supervision of the Board of Trustees of the Trust, the Adviser shall manage the operations of the Fund and provide the additional services and facilities hereinafter described. In this regard, the Adviser shall

                  (i) provide supervision of the Fund's assets, furnish a continuous investment program, determine from time to time what investments or securities will be purchased, retained or sold by it and what portion of its assets will be invested or held uninvested as cash, and, subject to paragraph 3, place or arrange for the placement of orders for the purchase and sale of securities for the account of the Fund with brokers or dealers selected by or under the supervision of the Adviser; and

                  (ii) furnish office space, office facilities, equipment, personnel (other than the services of trustees of the Trust who are not interested persons of the Adviser), and clerical, bookkeeping and administrative services for managing the Fund, except such services as are provided by a custodian or transfer, dividend disbursing or shareholder servicing, fund administration or fund accounting services agent of the Fund.

                  (b) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder, the Adviser shall not be liable to the Fund or the Trust or to any shareholder of the Fund or to any creditor of the Fund of the Trust for any error of judgment, act or omission or for any loss that may be sustained by the Fund or the Trust.

                  (c) The Adviser agrees that all records which it maintains for the Fund or the Trust are the property of the Trust and it will surrender promptly to the Trust any of such records upon the Trust's request.

                  3. BROKERAGE. In placing orders for the purchase or sale of securities for the account of the Fund the Adviser is authorized, to the fullest extent now and hereafter permitted by law, to cause the Fund or the Trust to pay a member of a securities exchange, broker, or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) provided by such member, broker, or dealer, viewed in terms either of that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which the Adviser exercises investment discretion (within the meaning of Section 3(a)(35) of the Securities Exchange Act of 1934).

                  4. EXPENSES.

                  (a) The Adviser shall bear the expenses incurred by it in the performance of its duties hereunder without reimbursement from the Fund or the Trust. In addition to the compensation payable to the Adviser hereunder, the Fund or the Trust will pay all other expenses of its operations including, without limitation, (i) interest, taxes and any governmental filing fees; (ii) brokerage commissions and other costs incurred in connection with the purchase or sale of securities; (iii) compensation and expenses of its trustees, other than those who are interested persons of the Adviser; (iv) legal and audit expenses; (v) the fees and expenses of the Fund's custodian and transfer, dividend disbursing and shareholder servicing, fund administration and fund accounting services agent; (vi) expenses relating to the repurchase or redemption of Shares; (vii) expenses of servicing shareholder accounts; (viii) fees and expenses related to the registration and qualification of the Trust and its Shares under Federal and state securities laws; (ix) expenses of printing and mailing reports, notices and proxy material to shareholders and the expenses incidental to meetings of shareholders; (x) insurance premiums for fidelity and other insurance coverage; (xi) the expenses of preparing prospectuses and statements of additional information and of printing and distributing them to existing shareholders; (xii) expenses incurred pursuant to any plan adopted by the Trust pursuant to Rule 12b-1 under the 1940 Act and (xiii) any nonrecurring expenses, including actions, suits or proceedings to which the Trust is a party and any obligation which the Trust or the Fund may incur to indemnify others.

                  (b) Until June 30, 2002 the Adviser agrees to reimburse the Fund, or to waive fees that would otherwise be payable by the Fund to the Adviser, such that the total expenses borne by the Fund, including the Adviser's fee but excluding all federal, state and local taxes, shall not in any year exceed 2.00% of the average net asset value of the Fund for such year, based on a determination of the net asset value of the Fund on the last business day of each month of the year. To the extent that the Adviser reimburses the Fund or waives fees otherwise payable by the Fund to the Adviser during any year, the Fund agrees to reimburse the Adviser for such reimbursements or fee waivers to the extent that the total expenses borne by the Fund, including the Adviser's fee and any such reimbursement but excluding all federal, state and local taxes does not exceed 2.00% during each of the next three years. Any amounts that may be payable by the Fund to the Adviser at the conclusion of the third year following the year of any such reimbursement or fee waiver by the Adviser for the Fund shall be extinguished and the Fund shall have no further obligation to pay the Adviser for such reimbursement or fee waiver.

                  5. COMPENSATION. For the services to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Fund shall pay to the Adviser a fee, payable in monthly installments, equal to 1.00% per annum of the average daily net asset value of the Fund. For purposes of computing the fees payable hereunder, the net asset value of the Fund shall be determined in the same manner as for the purchase and redemption of Fund shares as described in the current Prospectus. Such fee shall be prorated for any monthly period in which this Agreement is not in effect for the entire period.

                  6. STATUS OF ADVISER; SERVICES NOT EXCLUSIVE.

                  (a) The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust. However, one or more shareholders, directors, officers or employees of the Adviser may serve as trustees and/or officers of the Trust, but without compensation or reimbursement of expenses for such services from the Trust. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Agreement and Declaration of Trust or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Fund and the Trust.

                  (b) The services of the Adviser hereunder are not exclusive, and the Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

                  7. DURATION AND TERMINATION. This Agreement shall become effective on the date hereof and shall continue in effect, unless sooner terminated as provided herein, until the second anniversary of its effective date. Thereafter, this Agreement shall continue in effect automatically for periods of one year so long as each such latter continuance is approved at least annually (a) by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding Shares of the Fund. Notwithstanding the foregoing provisions,
(i) the continuance of this Agreement for the two-year period referred to in the first sentence of this paragraph 7 is, in addition to the requirements set forth above, subject to the approval of this Agreement by the holders of a majority of the outstanding Shares of the Fund on or before the effective date of this Agreement, and (ii) this Agreement may be terminated at any time, without the payment of any penalty, (x) by the Trust's Board of Trustees or by vote of the holders of a majority of the outstanding Shares of the Fund on 60 days' written notice to the Adviser, or (y) by the Adviser on 60 days' written notice to the Trust. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

                  8. AMENDMENT OF AGREEMENT. This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (a) by vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of the holders of a majority of the outstanding Shares of the Fund.

                  9. NAME OF FUND. The parties agree that the Fund may use the name "Cullen" and any logos or service marks which the Adviser may furnish to the Fund (collectively, the "Identifying Marks") only so long as (i) this Agreement remains in effect and (ii) the Adviser has the right to use such Identifying Marks. Any use of the Identifying Marks pursuant to this Section 9 shall be royalty free. Upon termination of this Agreement the Fund shall promptly discontinue the use of the Identifying Marks. Upon notification from the Adviser to the Fund that the Advisor ceases to have the right to use an Identifying Mark, the Fund shall promptly discontinue the use of such Identifying Mark. The Fund acknowledges that (i) it has no proprietary or exclusive rights in the Identifying Marks and (ii) the Adviser reserves to itself the right to grant the nonexclusive right to use any Identifying Marks to other persons (including other investment companies), subject to the Adviser's rights with respect to such Identifying Marks.

                  10. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. The term "interested person" is used herein as defined in the 1940 Act, and the term "majority of the outstanding Shares" is used herein as defined in the 1940 Act with respect to voting securities. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to the last sentence of paragraph 7).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            CULLEN FUNDS TRUST

                                            By:  /S/ JOHN C. GOULD
                                                 -----------------
                                                 John C. Gould
                                                 Executive Vice President

                                            CULLEN CAPITAL MANAGEMENT LLC

                                            By: /S/ JAMES P. CULLEN
                                                --------------------
                                                 James P. Cullen
                                                 President